Exhibit 10(e)

                 EXECUTIVE SEPARATION AGREEMENT

          THIS AGREEMENT is made between The Quaker Oats Company, a New Jersey corporation (the "Company"), and Penelope C. Cate
(the "Executive"), dated this 23rd day of August, 1998.

                        WITNESSETH THAT:

          WHEREAS, the Company wishes to attract and retain well-qualified executive personnel and to assure both itself and the Executive of continuity of management in the event of any actual or threatened change in control of the Company;

          NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1. Operation of Agreement. The "effective date of this Agreement" shall be the date on which the Executive declares it effective, by notice to the Company in writing, but only if a change in control of the Company (as defined in Section
     2) has occurred on or before the date of the notice.

2.   Change  in  Control.   A "change in control of the  Company"
     shall be deemed to have occurred if:

     a. any "Person," which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

     b. during any period of 24 consecutive months (not including any period prior to May 13, 1998), individuals, who at the beginning of such period constitute the Company's Board of Directors (the "Board"), and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph a., c. (2) or
        d. of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of the period cease for any reason to constitute at least a majority thereof;

     c. the stockholders of the Company approve (1) a plan of complete liquidation of the Company or (2) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs d. (1) or d. (2) of this Section; or

     d. the stockholders of the Company approve a merger or consolidation of the Company with any other company other than:

        (1) such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or

        (2) such a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

       In this paragraph d., "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph a., c. (2), d. (1) or d. (2) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the effective date of this Agreement and ending on the earlier to occur of the third anniversary of such effective date or the 65th birthday of the Executive (the "employment period"), to exercise such authorities and powers, and perform such duties and functions, as are commensurate with the authorities and powers being exercised, and duties and functions being performed, by the Executive immediately prior to the effective date of this Agreement, which services shall be performed at the current location where the Executive was employed immediately prior to the effective date of this Agreement or at such other location within a 30-mile radius of such current location. The Executive shall not be required to accept any other location. The Executive agrees that during the employment period he shall devote his full business time exclusively to his executive duties as described herein and perform such duties faithfully and efficiently.

4.   Compensation,    Compensation    Plans,    Benefit    Plans,
     Perquisites.    During the employment period  and  prior  to
     termination (as defined in Section 5) of the Executive, the Executive shall be compensated as follows:

     a. He shall receive an annual salary which is not less than his annual salary immediately prior to the effective date of this Agreement, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular practices.

     b. He shall be eligible to participate on a reasonable basis in bonus, stock option, restricted stock and other incentive compensation plans, which shall provide benefits comparable to those to which he was provided immediately prior to the effective date of this Agreement.

     c. He shall be eligible to participate on a reasonable basis in tax-qualified employee benefit plans (including but not limited to pension, profit sharing and employee stock ownership plans), and supplemental non-qualified employee benefit plans relating thereto, which shall provide benefits comparable to those to which he was provided immediately prior to the effective date of this Agreement.

     d. He shall be entitled to receive employee welfare benefits (currently elected medical, dental and life insurance benefits) and perquisites which are comparable to those to which he was provided immediately prior to the effective date of this Agreement.

5.   Termination.     "Termination"   shall   mean   either   (a)
     termination by the Company of the employment of the Executive with the Company for any reason other than death, physical or mental incapacity, or cause (as defined below) or (b) resignation of the Executive upon the occurrence of any of the following events:

     (1) a   significant  change  in the nature or scope  of  the
         Executive's authorities, powers, functions, or duties from those described in Section 3;

     (2) a reduction in total  compensation from that provided in
         Section 4;

     (3) the breach by the Company of any other provision of this Agreement; or

     (4) a reasonable determination by the Executive that, as a result of a change in control of the Company his position is significantly affected so that he is unable to exercise the authorities, powers, functions or duties attached to his position as described in Section 3.

     "Cause" means gross misconduct or willful and material breach of this Agreement by the Executive. No act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

     For purposes of clarification, a mere transfer of the Executive to an entity created in a Company initiated spin-off or reorganization, without a subsequent Termination, shall not be treated as a Termination of the employment of the Executive with the Company for purposes of eligibility under this Agreement. The Company shall cause the newly created entity to provide to the Executive an Executive Separation Agreement substantially similar to this Agreement.

6. Confidentiality. The Executive agrees that during and after the employment period, he will not divulge or appropriate to his own use or the use of others any secret or confidential information or knowledge pertaining to the business of the Company, or any of its subsidiaries, obtained during his employment by the Company or any of its subsidiaries.

7.   Severance and Benefit Payments.

     a. In the event of termination of the Executive during the employment period, the Company shall pay the Executive a lump-sum severance allowance equal to salary and bonus payments for the following 24 calendar months. The initial salary rate shall not be less than his annual salary immediately prior to termination, or if greater, not less than his annual salary immediately prior to the change in control of the Company; such salary shall be increased every March 1, thereafter, according to the then current Hewitt Associate's projection for movement in executive base salaries. The initial bonus amount shall not be less than the annual equivalent of the incentive bonus calculated under Section 4(a)(1) of the Salaried Employees Compensation and Benefits Protection Plan; such bonus amount shall be increased every January 1, thereafter, according to the then current Hewitt Associates' projection for movement in executive total cash compensation. The lump-sum severance allowance shall not be adjusted on a present value basis.

     b. In the event of termination of the Executive during the employment period, the Company shall also pay the Executive a lump-sum benefit payment in an amount equivalent to (1) the benefits he would have accrued or been allocated under any tax-qualified employee benefit plan (including but not limited to pension, profit sharing and employee stock ownership plans) and any non-qualified supplemental benefit plan relating thereto, maintained by the Company as if he had remained in the employ of the Company for 24 calendar months after his termination, which benefits will be paid in addition to the benefits provided under such plans and (2) employee welfare benefits (currently elected coverage under the medical, dental and life insurance programs) to which he would have been entitled under all such employee benefit plans, programs or arrangements maintained by the Company as if he had remained in the employ of the company for 24 calendar months after his termination. Such a benefit payment shall be adjusted to include expected increases to the Executive's salary, bonus and other compensation as specified in paragraph a. of this Section having an effect on such benefits for such period. The lump-sum benefit payment shall not be adjusted on a present value basis (except for benefits accrued in a defined benefit pension plan).

     c. The  amount  of  the  severance  allowance  and   benefit
        payment described in this Section shall be determined and such payment shall be made as soon as it is reasonably practicable.

     d. The severance allowance and benefit payment to be provided pursuant to this Section 7 shall be in addition to, and shall not be reduced by, any other amounts or benefits provided by separate agreement with the Executive, or plan or arrangement of the Company or its subsidiaries, unless specifically stipulated in an agreement which constitutes an amendment to this Agreement as provided in Section 14.

8. Make-Whole Payments. If any amount payable to the Executive by the Company or any subsidiary or affiliate thereof, whether under this Agreement or otherwise (a "Payment"), is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), or any similar federal or state law (an "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Make Whole-Amount")which is equal to (I) the amount of the Excise Tax, plus (II) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus
     (III) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state, or local government or taxing authority by reason of the payments required under clause (I) and clause (II) and this clause (III).

     a. For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

     b. All calculations under this Section 8 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph a. above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

     c. If the Executive gives written notice to the Company of any objection to the results of the Company's calculations within 60 days of the Executive's receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company ("Tax Counsel"). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 8 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the
        Code) promptly after such determination.

     d. The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determine by Tax Counsel.

     e. If a Tax Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 8, the Executive agrees to contest the claim on request of the Company subject to the following conditions:

       (1) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Tax Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the
           Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 8 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

       (2) If  the  Company   so  requests,  the  Executive  will
           contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 8 determined as if
           such  advance were an Excise Tax.   If directed by the
           Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this
           Section 8 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 8. Provided that the Executive is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorney's fees, which may be incurred as a result of, contesting the claim, and shall provide the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to beincurred by the Executive as a result of contesting the claim.

     f. Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Up Amount to the Executive in a manner consistent with this Section 8 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company, but such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which are not offset by the tax benefit attributable to the repayment.

9. Mitigation and Set Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

10. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, except with respect to Section 8, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators appointed by the parties. If the parties cannot agree on the appointment, one arbitrator shall be appointed by the Company and one by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 10. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, Executive shall be entitled to recover from the Company his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court). Payment shall be made to the Executive by the Company at the time these attorneys' fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances the Executive could have had no reasonable expectation of prevailing on the merits at the time he initiated the arbitration based on the information then available to him, he shall repay any such payments to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

11. Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

12. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive's rights or powers which his executor or administrator would otherwise have.

13. Governing Law. The Agreement shall be construed and enforced according to the Employee Retirement Income Security Act of 1974 ("ERISA"), and the laws of the State of Illinois, other than its laws respecting choice of law, to the extent not pre-empted by ERISA.

14. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

15. Term. Unless the Executive has declared this Agreement effective, pursuant to Section 1 of this Agreement, this Agreement shall terminate prior to a change in control of the Company when the Executive has terminated employment or been placed on inactive service by the Company, or, if later, May 14, 2001.

16.  Successors  to  the Company.   Except as otherwise  provided
     herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

17. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

18. Prior Agreement. Any prior Executive Separation Agreement between the Executive and the Company which has not yet terminated pursuant to its terms, is canceled by mutual consent of the Executive and the Company pursuant to execution of this Agreement, effective as of the day and year first above written.

          IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Assistant Secretary, all as of the day and year first above written.

ATTEST:                          THE QUAKER OATS COMPANY


/s/ Gerald A. Cassioppi          /s/ Pamela S. Hewitt
Assistant Secretary              Its Senior Vice President



                                 EXECUTIVE


                                 /s/ Penelope C. Cate







   Schedule of Termination Benefit Agreements with Certain Executive Officers


The attached Termination Benefit Agreement is identical in all material respects to the executive Termination Benefit Agreements for those executive employees listed below and which have been omitted from this filing:

Name                                  Execution Date

Harry M. Dent                         August 28, 1998
Margaret M. Eichman                   August 18, 1998
Thomas L. Gettings                    August 23, 1998
Richard M. Gunst                      August 23, 1998
Pamela S. Hewitt                      August 23, 1998
John G. Jartz                         August 19, 1998
Polly B. Kawalek                      August 21, 1998
James E. LeGere                       August 23, 1998
Charles I. Maniscalco                 August 25, 1998
I. Charles Mathews                    August 18, 1998
Terrence B. Mohr                      August 23, 1998
Kenneth W. Murray                     August 23, 1998
Mark A. Shapiro                       September 8, 1998
Edward H. Stassen                     August 28, 1998
Robert S. Thomason                    August 23, 1998
Susan D. Wellington                   August 23, 1998
Russell A. Young                      August 24, 1998